EX99-2(i)

PNC Absolute Return Master Fund LLC

PNC Alternative Strategies Master Fund LLC

PNC Long-Short Master Fund LLC

PNC Absolute Return Fund LLC

PNC Alternative Strategies Fund LLC

PNC Long-Short Fund LLC

PNC Absolute Return TEDI Fund LLC

PNC Alternative Strategies TEDI Fund LLC

PNC Long-Short TEDI Fund LLC

SUMMARY OF

DEFERRED COMPENSATION PLAN

Basic Plan: The Deferred Compensation Plan (the “Plan”) for PNC Absolute Return Master Fund LLC, PNC Alternative Strategies Master Fund LLC, PNC Long-Short Master Fund LLC; PNC Absolute Return Fund LLC, PNC Alternative Strategies Fund LLC, PNC Long-Short Fund LLC; PNC Absolute Return TEDI Fund LLC, PNC Alternative Strategies TEDI Fund LLC, PNC Long-Short TEDI Fund LLC (each, a “Fund” and collectively, the “Funds”) is a nonqualified unfunded deferred compensation plan under which individual agreements (“Deferred Compensation Agreements” or “Agreements”) are executed between one or more of the Board of Directors (each, a “Director” and collectively, the “Directors”) and the Fund.

Eligibility: All members of the Directors of the Funds are eligible to participate.

Amount to be Deferred: All or a portion, but not less than 25%, of the compensation earned by a Director from the Funds may be deferred and credited to a “Deferred Compensation Account” for the Director.

Election to Defer: A Director elects to defer his compensation by executing a Deferred Compensation Agreement prior to the beginning of the calendar year in which the compensation will be earned. A Director may also elect to defer fees subsequently earned in the calendar year of election if such election is made within 30 days of the Plan’s effective date or within 30 days of the Director first becoming eligible to participate in the Plan. Until terminated or replaced with a new Agreement, the Agreement will be effective for subsequent years.

A Director may establish a new Agreement with respect to future compensation on an annual basis. For example, even if a Director does not enter into a Deferred Compensation Agreement during the first year he is able to do so, he will still have the opportunity to defer compensation earned in a subsequent year by executing an appropriate agreement prior to January 1 of the calendar year for which he seeks deferral. A Director can also annually enter into a new Agreement whereby he elects to change the method by which he will receive payment of amounts deferred in future years, or changes the percentage of compensation deferred. For each new Agreement entered into which changes the method of receipt of deferred amounts, a new

Deferred Compensation Account will be established for the Director. Any new Agreement must elect a payment date at least five years from the date of the new Agreement.

A Director may terminate an election to defer by notifying the Funds in writing.

Earnings on Deferred Amounts: A Director may elect to have his Deferred Compensation Account(s) invested (or deemed to be invested) in any combination of investment options offered by the PNC Funds, or PNC Advantage Funds (the “Investment Fund”). The income, gains, and losses credited to the Director’s Account(s) will reflect the income, gains, and losses achieved by the chosen investment option(s). The Director may also elect to change the investment allocation of past and future deferred amounts in his/her Deferred Compensation Accounts upon proper notice to the Funds. The Directors of the Investment Funds will periodically announce which investment options will be available under the Plan. The Director Account Allocation Request form attached to the Agreement lists the investment options currently available under the Plan.

Distribution of Deferred Amounts: Distributions will begin as of January 31 of the year following the year in which the Director ceases to be a member of the Board of Directors. At the time the Director enters into the Agreement, the Director will elect to receive payments either in a single sum or in annual payments for a period of two to 15 years. The Director’s elections as to the manner of receiving payments may not be changed with respect to any year covered by that Agreement. A Director may execute a new Agreement and thereby make a different election as to the manner of payment with respect to compensation for services performed in later years.

Beneficiary Designation: The Director’s beneficiary designation may be amended at any time by providing written notice to the Funds.

Hardship Distributions: The Plan makes provisions for hardship distribution in the case of unforeseeable emergencies.

Taxability of Fees: Deferred compensation should be taxable as ordinary income in the year distributed to the Director. Such distributions may be subject to withholding pursuant to the tax laws in effect at the time of distribution. In addition, under current law, self-employment taxes will be due on deferred Director’s fees in the year they are received by the Director, rather than in the year earned.

Security of Deferred Amounts: A Director’s claim against the Companies for amounts due under the Plan will have the same standing as that of any other unsecured general creditor. The Funds will have no obligation to set aside monies to fund their obligations under the Plan, and all distributions under the Plan will be made from the general funds of the Companies.

Annual Report: The Funds will provide each participating Director with an annual statement of his/her Deferred Compensation Account balance(s).

PNC Absolute Return Master Fund LLC

PNC Alternative Strategies Master Fund LLC

PNC Long-Short Master Fund LLC

PNC Absolute Return Fund LLC

PNC Alternative Strategies Fund LLC

PNC Long-Short Fund LLC

PNC Absolute Return TEDI Fund LLC

PNC Alternative Strategies TEDI Fund LLC

PNC Long-Short TEDI Fund LLC

DEFERRED COMPENSATION PLAN

1. Eligibility. Each Director of the Boards of Directors (each a “Board,” and collectively, the “Boards”) of PNC Absolute Return Master Fund LLC, PNC Alternative Strategies Master Fund LLC, PNC Long-Short Master Fund LLC; PNC Absolute Return Fund LLC, PNC Alternative Strategies Fund LLC, PNC Long-Short Fund LLC; PNC Absolute Return TEDI Fund LLC, PNC Alternative Strategies TEDI Fund LLC, PNC Long-Short TEDI Fund LLC (each, a “Fund” and collectively, the “Funds”) shall be eligible to participate in the Deferred Compensation Plan (the “Plan”).

2. Terms of Participation.

(a) A Director may elect to participate in the Plan by signing a Deferred Compensation Agreement (the “Agreement”) in the form attached hereto and incorporated by reference herein. A Director’s participation shall commence on January 1 of the calendar year immediately following the year in which the Director executes the Agreement, except that when a Director executes an Agreement within 30 days of the Plan’s initial effective date or within 30 days of first becoming eligible to participate in the Plan, participation shall commence with respect to services to be performed subsequent to the date of the Agreement.

(b) Participation in the Plan shall continue until the Director furnishes written notice to the Funds that the Director terminates his/her participation in the Plan or until such time as the Funds terminate the Plan pursuant to Section 6 below. Termination by a Director shall be made by written notice delivered or mailed to the Secretary of the Funds (or his/her delegate) no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect.

(c) A Director who has terminated his participation may subsequently elect to participate in the Plan by executing a new Agreement in accordance with subsection (a) above.

(d) A Director may alter the amount of deferral for any future calendar year, and/or elect a different method by which he/she will receive amounts deferred for future calendar years, if the Director and the Funds enter into a new Agreement on or before December 31 of the calendar year preceding the calendar year for which the new Agreement is to take effect. For each new Agreement that changes the method of receipt of deferred amounts, a new record account (the “Deferred Compensation Account” or “Account”) will be established for the Director.

3. Deferred Compensation Account. While a Director participates in the Plan pursuant to an Agreement, all deferred compensation payable by the Funds for the Director’s services shall be credited to the Director’s Deferred Compensation Account under the applicable Agreement. A Director shall allocate amounts in his/her Account(s) among the investment options available under the Plan by submitting a written request to the Secretary (or his/her delegate) on such form as may be required by the Secretary prior to the date deferrals are scheduled to begin. The Boards shall specify from time to time the investment options available under the Plan. The Director may request that the investment allocation of his/her Account, including past as well as future deferrals, be changed by submitting a written request to the Secretary (or his/her delegate) on such form as may be required by the Secretary, or by telephoning the Secretary (or his/her delegate). Any such change shall be made as of the end of a calendar quarter at least thirty (30) days before the end of such a quarter. However, in no event will the Funds be required actually to invest amounts in the investment options elected by a Director. Such changes shall become effective as soon as administratively feasible after the Secretary (or her delegate) receives such request.

The Director’s Account(s) will be credited with any income, gains, and losses that would have been realized if amounts equal to the deferred amounts had been invested in accordance with the Director’s allocation election on the date such deferred amounts were credited to the Director’s Account(s). For this purpose, any amounts that would have been received, had amounts been invested as described above, from a chosen investment option shall, be treated as if reinvested in that option on the date such amounts would have been received.

4. Distribution. As of January 31 of the year following the year in which the Director dies, retires, resigns, becomes disabled or otherwise ceases to be a member of the Boards, the total amount credited to the Director’s Account under the applicable Agreement shall be distributed to the Director (or upon death, to the designated beneficiary) in accordance with one of the alternatives set forth below:

(i) one single-sum payment; or

(ii) any number of annual installments (as calculated in the following paragraph) for a period of two to 15 years. Installments shall be paid annually as of January 31 until the balance in the Director’s Account is exhausted.

Selection of an alternative shall be made at the time the Director executes the Agreement. Except as provided in the following paragraph, the amount of each installment payment, other than the final payment, shall be equal to 1/n multiplied by the balance in the Director’s Account as of the previous December 31, where “n” equals the number of payments yet to be made. The final payment will equal the balance in the Director’s Account as of the final January 31 payment date, and such payment shall be made as soon as practicable after such date. Any change to a previously selected payment date or any payment date elected pursuant to a new deferred compensation must be for at least five (5) years in accordance with regulations under Section 409A of the Internal Revenue Code. For example, if payments are to be made in 10 annual installments commencing on January 31, 2011, the first payment shall be equal to 1/10th of the December 31, 2010 balance in the Account, the following year’s payment would be equal to 1/9th of the December 31, 2011 balance, etc.

If the balance in the Director’s Account as of the date of the first scheduled payment is less than $2,000, the Funds shall instead pay such amount in a single sum as of that date. Further, the Director may not select a period of time that will cause an annual payment to be less than $1,000. Notwithstanding the foregoing, in the event the Director ceases to be a Director of the Funds and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business or entity that is in competition with the Funds, or becomes employed by any governmental agency having jurisdiction over the affairs of the Funds, the Funds reserve the right at the sole discretion of the Boards to make an immediate single-sum payment to the Director in an amount equal to the balance in the Director’s Account at that time.

Notwithstanding the preceding two paragraphs, the Funds may at any time make a single-sum payment to the Director (or surviving beneficiary) equal to a part or all of the balance in the Director’s Account upon a showing of an unforeseeable (i.e., unanticipated) financial emergency caused by an event beyond the control of the Director (or surviving beneficiary) which would result in severe financial hardship to the Director (or surviving beneficiary) if such payment were not made as such unforeseeable emergency is defined by Section 409A of the Internal Revenue Code and applicable regulations thereunder. The determination of whether such emergency exists shall be made at the sole discretion of the Boards (with the Director requesting the payment not participating in the discussion or the decision). The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Director’s Account shall thereafter be paid at the time and in the manner otherwise set forth in this Section.

If there is no beneficiary designation in effect at the Director’s death or the designated beneficiary is dead at the Director’s death, any amounts in the Director’s Account shall be paid in a single sum to the Director’s estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Director’s Account shall be paid in a single sum to the beneficiary’s estate at the beneficiary’s death.

5. Designation of Beneficiary. A Director may designate in writing any person or legal entity as his/her beneficiary to receive any amounts payable from his/her Account(s) upon his/her death. If the Director should die without effectively designating a surviving beneficiary, the beneficiary shall be the estate.

6. Amendment and Termination of the Plan. The Funds reserve the right to amend or terminate the Plan by Board resolution. A written notice of any such amendment or termination shall be delivered or mailed to each participating Director no later than December 31 of the calendar year preceding the calendar year in which the amendment or termination is to take effect. The balance in the Director’s Account(s) shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan.

7. Non-Assignability. The right of the Director or any other person to receive payments under this Plan or any Agreement hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Director or any beneficiary.

8. Miscellaneous.

(a) No Funding. The Funds shall not be required to fund or secure in any way its obligations hereunder. Nothing in the Plan or in any Agreement hereunder and no action taken pursuant to the provisions of the Plan or of any Agreement hereunder shall be construed to create a Fund or a fiduciary relationship of any kind. Payments under the Plan and any Agreement hereunder shall be made when due from the general assets of the Funds. Neither a Director nor his/her designated beneficiary shall acquire any interest in such assets by virtue of the Plan or any Agreement hereunder. This Plan constitutes a mere promise by the Funds to make payments in the future, and to the extent that a Director or his/her designated beneficiary acquires a right to receive any payment from the Funds under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Funds. The Funds intend for this Plan to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b) Interpretation. The Boards shall have full power and authority to interpret, construe, and administer this Plan and any Agreement hereunder and its interpretation and construction thereof, and actions hereunder, including any valuation of the Director’s Account(s), or the amount or recipients of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Boards shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan and any Agreement hereunder unless attributable to its own willful misconduct or lack of good faith.

(c) Withholding. To the extent required by law, the Funds shall withhold federal or state income or employment taxes from any payments under the Plan or any Agreement hereunder and shall furnish the Director (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments.

(d) Incapacity of Payee. If the Boards shall find that any person to whom any payment is payable under this Plan or any Agreement hereunder is unable to care for his/her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Boards to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Boards may determine. Any such payment shall serve to discharge the liability of the Funds under this Agreement to make payment to the person who is otherwise entitled to payment.

(e) Expenses. All expenses incurred in administering this Plan and any Agreement hereunder shall be paid by the Funds.

(f) No Additional Rights. Nothing in this Plan or any Agreement hereunder shall be construed as conferring any right on the part of the Director to be or remain a Director of the Funds or to receive any particular amount of Director’s fees.

(g) Binding Nature. This Plan and any Agreement hereunder shall be binding upon, and inure to the benefit of, the Funds, their successors and assigns, and each Director and his/her heirs, executors, administrators, and legal representatives.

(h) Governing Law. This Plan and any Agreement hereunder shall be governed by and construed under the laws of the state of Delaware.

(i) Effective Date. This Plan shall be effective as of January 1, 2010.

Date: , 2010	Adopted by the
Boards of Directors of
PNC Absolute Return Master Fund LLC
PNC Alternative Strategies Master Fund LLC
PNC Long-Short Master Fund LLC
PNC Absolute Return Fund LLC
PNC Alternative Strategies Fund LLC
PNC Long-Short Fund LLC
PNC Absolute Return TEDI Fund LLC
PNC Alternative Strategies TEDI Fund LLC
PNC Long-Short TEDI Fund LLC

PNC Absolute Return Master Fund LLC

PNC Alternative Strategies Master Fund LLC

PNC Long-Short Master Fund LLC

PNC Absolute Return Fund LLC

PNC Alternative Strategies Fund LLC

PNC Long-Short Fund LLC

PNC Absolute Return TEDI Fund LLC

PNC Alternative Strategies TEDI Fund LLC

PNC Long-Short TEDI Fund LLC

DEFERRED COMPENSATION AGREEMENT

This Agreement is entered into this          day of                     , between PNC Absolute Return Master Fund LLC, PNC Alternative Strategies Master Fund LLC, PNC Long-Short Master Fund LLC; PNC Absolute Return Fund LLC, PNC Alternative Strategies Fund LLC, PNC Long-Short Fund LLC; PNC Absolute Return TEDI Fund LLC, PNC Alternative Strategies TEDI Fund LLC, PNC Long-Short TEDI Fund LLC (each, a “Fund” and collectively, the “Funds”) and                      (the “Director”).

WHEREAS, the Director will be rendering valuable services to the Funds as a member of the Boards of Directors (each a “Board,” and collectively, the “Boards”) and the Funds are willing to accommodate the Director’s desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

1.	With respect to services performed by the Director for the Funds on and after , 2010, the Director shall defer percent [insert whole number from 25 to 100] of the amounts otherwise payable to the Director for serving as a Director. The deferred compensation shall be credited to a book reserve maintained by the Funds in the Director’s name, together with credited amounts in the nature of income, gains, and losses (the “Account”). The Account maintained for the Director shall be paid to the Director on a deferred basis in accordance with the terms of this Agreement.

2.	The Funds shall credit the Director’s Account as of the day such amount would be paid to the Director if this Agreement were not in effect. Such Account shall be valued at fair market value as of the last day of the calendar year and such other dates as are necessary for the proper administration of this Agreement, and the Director shall receive a written accounting of his Account balance following such valuation.

The Director may request that all or a portion of the amount in his Account be allocated among one or more of the investment options offered by the Boards under the Funds’ Deferred Compensation Plan (the “Plan”). The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all future amounts allocated to the Director’s Account until changed by the Director. The Director may change his/her investment allocation for past deferrals and future deferrals by submitting a written request to the Secretary of the Funds (or his/her delegate) on such form as may be required by the Secretary or by telephoning the Secretary (or his/her delegate). Any such changes may be made as of the end of a quarter at least thirty (30) days before the end of such quarter. Such changes shall become effective as soon as administratively feasible after the Secretary (or his/her delegate) receives such request. Although the Funds intend to invest the amounts in the Director’s Account according to the Director’s requests, the Funds reserve the right to invest the amounts in the Director’s Account without regard to such requests.

However, the investment return on the amounts credited to the Director’s Account shall be the same as the investment return on the investment option(s) in which he/she elects investment, regardless of whether the Director’s elections are actually implemented. In the absence of any investment election by a Director, amounts credited to the Director’s Account will be treated as having been invested in the PNC Money Market Fund, Institutional Shares for purposes of determining the investment return on the amounts.

Title to and beneficial ownership of any assets, whether cash or investments, which the Funds may use to pay benefits hereunder, shall at all times remain in the Funds, and the Director and any designated beneficiary shall not have any property interest whatsoever in any specific assets of the Funds.

3.	As of January 31 of the calendar year following the calendar year in which the Director dies, retires, resigns, becomes disabled or otherwise ceases to be a member of the Boards, the Funds (subject to the terms of the Plan) shall: [check one]

☐	pay the Director (or his/her beneficiary) a single-sum amount equal to the balance in the Director’s Account on that date; or

☐	commence making annual payments to the Director (or his/her beneficiary) for a period of [insert a whole number from two through 15] years.

If the second box is selected, such payments shall be paid as of January 31 of each year in annual installments as calculated by the Funds in accordance with the terms of the Plan, with the final payment equaling the then remaining balance in the Director’s Account.

4.	In the event the Director dies before payments have commenced or been completed under Section 3, the Funds shall make payment in accordance with Section 3 to the Director’s designated beneficiary, whose name, address, and Social Security number are:

If there is no beneficiary designation in effect at the Director’s death or the designated beneficiary predeceases the Director, any amounts in the Director’s Account shall be paid in a single sum to the Director’s estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Director’s Account shall be paid in a single sum to the beneficiary’s estate at the beneficiary’s death.

5.	This Agreement shall remain in effect with respect to the Director’s compensation for services performed as a Director of the Funds in all future years unless terminated on a prospective basis in writing in accordance with the terms of the Plan. The Director may subsequently elect to defer his/her compensation by executing a new Deferred Compensation Agreement. If a new Agreement is entered into which changes the manner in which deferred amounts will be distributed, a new Director’s Account will be established for purposes of crediting deferrals, income, gains, and losses under the new Agreement. Any new Agreement shall relate solely to compensation for services performed after the new Agreement becomes effective and shall not alter the terms of this Agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this Agreement was in effect. Any deferral under a new Agreement shall have a payment commencement date of at least five (5) years from the date of the Agreement in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder. Notwithstanding the foregoing, the Director may at any time amend the beneficiary designation hereunder by written notice to the Boards.

6.	This Agreement constitutes a mere promise by the Funds to make benefit payments in the future, and the right of any person to receive such payments under this Agreement shall be no greater than the right of any unsecured general creditor of the Funds. The Funds and Director intend for this Agreement to be unfunded for federal income tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

7.	Any written notice to the Funds referred to in this Agreement shall be made by mailing or delivering such notice to the Funds, c/o PNC Capital Advisors LLC Fund Administration, to the attention of the John F. Kernan, 1900 East Ninth Street, Locator B7-YB13-14-1, Cleveland, Ohio 44114-3484. Any written notice to the Director referred to in this Agreement shall be made by delivery to the Director in person or by mailing such notice to the Director at his/her last known residential or business address.

8.	This Agreement is subject to all of the terms contained in the Plan as attached hereto and incorporated by reference herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PNC Absolute Return Master Fund LLC

PNC Alternative Strategies Master Fund LLC

PNC Long-Short Master Fund LLC

PNC Absolute Return Fund LLC

PNC Alternative Strategies Fund LLC

PNC Long-Short Fund LLC

PNC Absolute Return TEDI Fund LLC

PNC Alternative Strategies TEDI Fund LLC

PNC Long-Short TEDI Fund LLC

By:
President

DIRECTOR (please print)

(Signature of Director)

PNC ALTERNATIVE INVESTMENT FUNDS DEFERRED COMPENSATION PLAN

DIRECTOR ACCOUNT ALLOCATION REQUEST

I hereby request to have my Account(s) under the Deferred Compensation Plan (the “Plan”) for the PNC Absolute Return Master Fund LLC, PNC Alternative Strategies Master Fund LLC, PNC Long-Short Master Fund LLC; PNC Absolute Return Fund LLC, PNC Alternative Strategies Fund LLC, PNC Long-Short Fund LLC; PNC Absolute Return TEDI Fund LLC, PNC Alternative Strategies TEDI Fund LLC, PNC Long-Short TEDI Fund LLC (each, a “Fund” and collectively, the “Funds”) invested (or deemed to be invested) in the following investment options, and in the percentages indicated, as soon as administratively feasible. This request supersedes any prior requests I have made with respect to such Plan, and applies to amounts deferred in the past under the Plan as well as to future deferrals. I hereby agree to assume all risks in connection with the investment performance of the amounts which are invested (or deemed to be invested) in accordance with this election.

Percentage Invested	Investment Option

DATE:                     , 20

DIRECTOR (please print)

(Signature of Director)